CELLCYTE GENETICS CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS AND COMPLIANCE PROGRAM

Adopted September 30, 2010

The upholding of a strong sense of ethics and integrity is of the highest importance to CellCyte Genetics Corporation (the "Company") and critical to its success in the business environment. The Company's Code of Business Conduct and Ethics and Compliance Program (“Code of Conduct”) embodies the Company's commitment to such ethical principles and sets forth the responsibilities of the Company to its shareholders, employees, consultants, customers, lenders and other stakeholders. The Company's Code of Conduct addresses general business ethical principles, conflicts of interests, special ethical obligations for employees with financial reporting responsibilities, insider trading laws, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

GENERAL PRINCIPLES

It is the Company's firm belief that effective business relationships can only be built on mutual trust and fair dealing. The Company and all its directors, officers, employees and consultants, to whom the Company's Code of Conduct is applicable, will conduct themselves in accordance with the standards established herein.

The Company's Code of Conduct outlines the fundamental principles of legal and ethical business conduct as adopted by the Board of Directors of the Company. It is not intended to be a comprehensive list addressing all legal or ethical issues, which may confront the Company's personnel. Hence, it is essential that all personnel subject to the Company's Code of Conduct employ good judgment in the application of the principles contained herein.

CONFLICTS OF INTEREST

Directors, officers and employees of the Company are expected to make decisions and take actions based on the best interests of the Company, as a whole, and not based on personal relationships or benefits.

Generally, a "conflict of interest" is an activity that it inconsistent with or opposed to the best interest of the Company or one which gives the appearance of impropriety. As conflicts of interest can compromise the ethical behavior of Company personnel, they should be avoided.

Employees should avoid any relationship which would create a conflict of interest. Employees are expected to disclose such relationships and conflicts to their immediate supervisors. Conflicts of interest involving those with whom the Company does business should also be disclosed in writing to such third parties. Any waivers of conflicts of interest must be approved by the Board of Directors or an appropriate committee.

Members of the Board of Directors are to disclose any conflicts of interest and potential conflicts of interest to the entire Board of Directors as well as the committees on which they serve.

Directors are to excuse themselves from participation in any decision of the Board or a committee thereof in any matter in which there is a conflict of interest or potential conflict of interest. Set forth below is specific guidance in respect to certain conflicts of interest situations. As it is not possible to list all conflicts of interest situations, it is the responsibility of the individual, ultimately, to avoid and properly address any situation involving a conflict of interest or potential conflict of interest.

Company personnel who wish to obtain clarification of the Company's conflicts of interest principles or further guidance with respect to the proper handling of any specific situation should consult his or her immediate supervisor, the Company's corporate secretary or the Company's outside legal counsel.

Interest in Other Businesses: All Company's directors, officers and employees and their family members must avoid any direct or indirect financial relationship with third parties with whom the Company has relationships which would involve a conflict of interest or a potential conflict of interest or compromise the individual's loyalty to the Company. Permission must be obtained from the Company's president before any such individual commences an employment, business or consulting relationship with third parties with whom the Company has relationships.

Outside Directorships: All Company directors, officers and employees may serve on the boards of directors of other profit-making organizations so long as those other companies are not in direct competition with the Company. Direct competition does not necessarily include being in the same type of industry as the Company, and directors, officers and employees are not obliged to refer to the Company every opportunity they may have in the Company's industry area.

Individuals who serve as directors of other companies may retain any compensation earned from that outside directorship without accounting for the same to the Company.

Individuals may receive compensation (whether in the form of cash, stock or options) for service on a board of directors of another business organization if such service is at the request of the Company or in connection with the investment of the Company in such business organization, so long as the individual discloses the compensation to the Company. All individuals must excuse themselves from any matters pertaining to the Company and the business organization of which they are directors.

Proper Payments: All individuals should pay for and receive only that which is proper. Company personnel should not make improper payments for the purposes of influencing another's acts or decisions and should not receive any improper payments or gifts from others for the purposes influencing the decisions or actions of Company's personnel. No individual should give gifts beyond those extended in the context of normal business circumstances. Company personnel must observe all government restrictions on gifts and entertainment.

Supervisory Relationships: Supervisory relationships with family members present special workplace issues. Accordingly, Company personnel should where possible avoid a direct reporting relationship with a family member. If such a relationship exists or occurs, the individuals involved must report the relationship in writing to the Board of Directors.

COMPLIANCE IS EVERYONE’S BUSINESS—WHISTLEBLOWER PROVISIONS

Ethical business conduct is critical to the Company’s business. As an officer, director or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements.

Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers and other employees. All employees and consultants, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within the Company, consistent with generally accepted accounting principles and both federal and state securities laws.

Please refer to the Company's Insider Trading Policy. Any further inquiries relating to insider trading laws should be directed to the Company's Insider Trading Compliance Officer or the Company's outside counsel.

Part of your job and ethical responsibility is to help enforce this Code of Conduct. Any failure to report inappropriate or irregular conduct of others is a severe disciplinary matter. It is against Company policy to retaliate against any individual who reports in good faith the violation or potential violation of the Company's Code of Conduct of another.

If you suspect that a Company officer, director or employee has violated this Code of Conduct, or broken any law, or become aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, you should follow the following procedures to report the violation:

1. In most cases, you should report the violation to the Corporate Secretary or to the Company’s Insider Trading Compliance Officer.

2. If you believe reporting the violation to the Corporate Secretary or to the Insider Trading Compliance Officer would not result in appropriate action, then you may report the suspected violation to the Designated Director. The current Designated Director is John M. Fluke, Jr..

3. If you wish, you may report suspected unlawful or unethical activity on an anonymous basis.

Any person reporting a suspected violation is encouraged to provide as much detail as possible regarding the subject matter of the suspected violation, as the ability to investigate and rectify the problem will depend largely on the quality and specificity of the information provided. All reports of suspected unlawful or unethical conduct will be promptly investigated by the Company’s Corporate Secretary or by the Designated Director and communicated to the Board of Directors. All employees are expected to cooperate in any internal or external investigations of possible violations.

Investigatory reports will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. The Board of Directors will maintain copies of all such reports for not less than five years.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is strictly prohibited. Anyone who becomes aware of any such improper retaliatory conduct should immediately report such conduct to the Designated Director.

The Company recognizes the need for this Code of Conduct to be applied equally to everyone. The Board of Directors has primary authority and responsibility for the enforcement of this Code of Conduct.

The Company will devote the necessary resources to enable the Board of Directors to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code of Business and Ethics and Compliance Program.

The Board of Directors shall determine, with or without the advice of others, appropriate actions to be taken in the event there is a violation of this Code of Conduct. These actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Conduct and may include actions ranging from: (a) written notices to the individual involved in the violation, to (b) termination of the individual's employment.  In determining what action is appropriate in a particular case, the Board of Directors will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Situations which may involve a violation of ethics, laws or this Code of Conduct may not always be clear and may require difficult judgment. No code of conduct or ethics can anticipate every business situation that might present an ethical dilemma. In trying to determine whether any given action is appropriate, answer the following questions:

• Would I feel comfortable if the action I’m taking is fully publicized in the media with all the details, including my photo?

• Could I testify in a court of law or before a government agency about my action without exposing the Company or myself to liability?

• Will my action seem like the appropriate one the next day or over time?

• Would I feel comfortable telling my manager, my family, my friends or my religious leader about my action?

If you answer “no” to any of the questions above, you are likely at risk of making an unethical decision and potentially violating this Code of Conduct. In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting your supervisor, the Corporate Secretary or the Company’s outside legal counsel.

FINANCIAL REPORTING RESPONSIBILITIES

As a public company, it is of critical importance that the Company's filings with the Securities and Exchange Commission and other relevant regulatory authorities be accurate and timely. Hence, all Company personnel are obligated to provide information to ensure that the Company's publicly filed documents be complete and accurate. All Company personnel must take this responsibility seriously and provide prompt and accurate answers and responses to inquiries related to the Company's public disclosure requirements

The Chief Executive Officer and the Chief Financial Officer of the Company have the ultimate responsibilities of ensuring the integrity of the filings and disclosure made by the Company as required by the rules and regulations of the Securities and Exchange Commission and other relevant regulatory authorities. In the performance of their duties relating to the Company's public disclosure obligations, the Chief Executive Officer, the Chief Financial Officer and all Company personnel must:

• Act with honesty and integrity

• Provide information that is accurate, complete, objective, fair and timely

• Comply with rules and regulations of federal, state and local governments and other relevant public and private regulatory authorities

• Act in good faith with due care, competence and due diligence

• Respect the confidentiality of information acquired in the course of the performance of one's

Duties

• Promote ethical and proper behavior in the work environment

INSIDER TRADING

It is the policy of the Company to prohibit the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company's securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative.

Examples of such information may include:

• Financial results

• Projections of future earnings or losses

• Major contract awards, cancellations or write-offs

• Joint ventures with third parties

• Research, exploration or development milestones

• News of a pending or proposed merger or acquisition

• News of the disposition of material assets

• Impending bankruptcy or financial liquidity problems

• Gain or loss of a substantial customer or supplier

• New product announcements or resource discoveries of a material nature

• Significant pricing changes

• Stock splits

• New equity or debt offerings

• Significant litigation exposure due to actual or threatened litigation

• Changes in senior management

• Capital investment plans

• Changes in dividend policy

Trading on Material Nonpublic Information: With certain limited exceptions, no officer or director of the Company, no employee of the Company or its subsidiaries and no consultant or contractor to the Company or any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company, and ending at the close of business on the second trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. The term "trading day" shall mean a day on which national stock exchanges such as the TSX or the NASDAQ National Market are open for trading.

Tipping: No insider shall disclose ("tip") material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company's securities.

Regulation FD (Fair Disclosure) implemented by the Securities and Exchange Commission provides that when the Company, or person acting on its behalf, discloses material nonpublic information to certain enumerated persons (in general, securities market professionals and holders of the Company's securities who may well trade on the basis of the information), it must make public disclosure of that information.

The timing of the required public disclosure depends on whether the selective disclosure was intentional or unintentional; for an intentional selective disclosure, the Company must make public disclosures simultaneously; for a non-intentional disclosure the Company must make public disclosure promptly.

Under the regulation, the required public disclosure may be made by filing or furnishing a Form 8-K, or by another method or combination of methods that is reasonably designed to effect broad, non-exclusionary distribution of the information to the public.

It is the policy of the Company that all communications with the press be handled through the Company CEO or CFO or other person designated by such.

Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is strictly forbidden.

Applicability of Insider Trading Regulations to Securities of Other Companies: The insider trading guidelines described herein also apply to material nonpublic information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of the Company. All employees and consultants should treat material nonpublic information about the Company's business partners with the same care as is required with respect to information relating directly to the Company.

Insider Trading Compliance: The Board of Directors shall adopt an Insider Trading Compliance Program for the purposes of educating and ensuring that all subject persons are fully aware of the rules and regulations of the Securities and Exchange Commission with respect to insider trading. The Company will, within reason, endeavor to make the Company's outside legal counsel available to Company personnel with respect to any insider trading questions or issues.

Financial Reporting; Legal Compliance and Ethics: The Board's governance and oversight functions do not relieve the Company's executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company's financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Access to Outside Counsel: The Company will, within reason, endeavor to provide Company personnel access to the Company's outside legal counsel with respect to any matter which may arise relating to the Company's Code of Conduct. No waivers of any provision of this Code of Conduct may be made except by the Board of Directors.

Only the Board of Directors may amend this Code of Conduct. Any waiver or amendment shall be reported as required by law or regulation.